SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ______________

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                   May 1, 2003
                Date of Report (Date of earliest event reported)


                        WESTCOAST HOSPITALITY CORPORATION
               (Exact Name of Registrant as Specified in Charter)


       Washington                      001-13957                91-1032187
(State or Other Jurisdiction    (Commission file number)     (I.R.S. Employer
     of Incorporation)                                       Identification No.)


                            201 W. North River Drive
                                    Suite 100
                            Spokane, Washington 99201
               (Address of Principal Executive Offices, Zip Code)


                                 (509) 459-6100
              (Registrant's Telephone Number, Including Area Code)

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)      Exhibits.

The following exhibits are furnished pursuant to Item 9 and Item 12 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934:

Exhibit No.    Exhibit
-------------  -----------------------------------------------------------------
  99.1         Press release dated May 1, 2003 reporting first quarter 2003 financial results
  99.2         Transcript of first quarter 2003 earnings release conference call

ITEM 9. REGULATION FD DISCLOSURE

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure" and Item 12, "Disclosure of Results of Operations and Financial Condition":

On May 1, 2003, the registrant issued a press release setting forth its first quarter 2003 earnings. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K pursuant to Item 12.

The press release disclosed that the registrant's net cash provided by operating activities for the three months ended March 31, 2003 and March 31, 2002 was $1,906,000 and $6,379,000, respectively. EBITDA (income before income taxes, interest expense and income, depreciation and amortization, other income/(expense), gain/(loss) on asset disposal, minority interest and equity income/(loss) in investments) for the same periods was $2,554,000 and $4,221,000, respectively. A reconciliation of EBITDA to net cash provided by operating activities for these periods was attached to the press release.

On May 1, 2003, the registrant conducted a conference call to discuss its results for the quarter ended March 31, 2003. A transcript of that call is furnished as Exhibit 99.2 to this Form 8-K pursuant to Item 12.



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTCOAST HOSPITALITY CORPORATION

    Dated:  May 7, 2003                                By: /s/ Peter P. Hausback
                                                                 Vice President,
                                                         Chief Financial Officer
                                                and Principal Accounting Officer


EXHIBIT INDEX

Exhibit No.    Exhibit
------------   -----------------------------------------------------------------

99.1 Press release dated May 1, 2003 reporting first quarter 2003 financial results
99.2           Transcript of first quarter 2003 earnings release conference call


Exhibit 99.1

WestCoast Hospitality Corporation Announces First Quarter Financial Results

May 1, 2003
SPOKANE, Wash. - WestCoast Hospitality Corporation (NYSE:WEH) today reported first quarter financial results for the period ended March 31, 2003. Total revenue decreased $2.3 million during the quarter, from $42.5 million in the first quarter of 2002 to $40.2 million in the comparable period of 2003, while EBITDA (see definition in footnote to Consolidated Statement of Operations) declined $1.7 million, from $4.2 million to $2.6 million. Three primary factors impacted the year on year financial comparisons for the quarter. First, results from the first quarter of 2002 included a $3.0 million pre-tax gain on the sale of an office building plus the full quarter of operating results from the building, adding approximately $0.15 of earnings per share to the 2002 first quarter results. Second, the one time event of the Olympics in Salt Lake City during the first quarter of 2002 positively affected the results of the Company's 393 room Salt Lake City hotel during that quarter and third, during the first quarter of 2003, the Company had more than $690 thousand of conversion expenses and non cash write down of signage related to the re-branding of hotels to the Red Lion name. Earnings per share for the first quarter of 2003 were negative $0.19 compared to a positive $0.03 in the first quarter of 2002.

The Company recently announced a number of changes among top management. In March, the Company announced the retirement of Chairman, President and CEO, Donald Barbieri, who is retaining his position as Chairman of the Board. Subsequent to the announcement, Arthur Coffey was named President and CEO and Peter Hausback was named Vice President and Chief Financial Officer. Arthur Coffey previously held the position of Executive Vice President and Chief Financial Officer of WestCoast Hospitality Corporation and President of
WestCoast Hotels. Mr. Coffey has been with the Company for 22 years and has extensive background in both operational and financial roles within the Company. Mr. Hausback started with the Company in 2002 as Corporate Controller and Principal Accounting Officer. Mr. Hausback has a strong financial background including prior experience as CFO at two publicly traded companies.

During the quarter, the Company completed the transition of its Red Lion brand into its system by re-branding 22 of its owned and managed hotels to Red Lion Hotels. The re-branding increased the number of Red Lion Hotels to 63, the largest number of hotels in the brand's history. In association with the re-branding, the Company also implemented a number of new initiatives. In February, the Company integrated the best features of its Red Lion Club and WestAwards Frequency Program in order to enhance guest services with a single expanded guest loyalty program, GuestAwards. The Company continues to promote guest loyalty through GuestAwards by providing guests the flexibility to earn air miles with each qualifying hotel stay or points for every eligible dollar charged. Additionally, in February, the Company launched a new central reservations system that enhances the Company's ability to manage single image inventory and execute rate management strategies through its distribution channels to include voice, Internet and Global Distribution Systems.

During the quarter, hotel and restaurant revenue decreased 8.4%, from $37.2 million in the first quarter of 2002 to $34.1 million in the same period of 2003. During the same period, hotel and restaurant operating expenses declined 5.5%, from $34.5 million to $32.6 million. RevPAR (Revenue Per Available Room) declined 5.1% during the period, on slightly higher occupancy and a 5.5% decline in average daily rate. During the first quarter of 2002, the Company's 393 room hotel in Salt Lake City was positively impacted by the Winter Olympics. Excluding this hotel from 2002 and 2003 first quarter results, hotel division RevPAR declined only 2.7%, and hotel and restaurant revenue declined 5.4%, from $34.4 million to $32.6 million.

Sharon Sanchez, Executive Vice President of Hotel Operations stated, "In mid January we experienced a sharp drop in demand, possibly associated with heightened security alerts in the United States. Like many companies in this time of international and economic uncertainty, we aggressively managed our costs while pursuing additional business. We were fortunate that our re-branding efforts and associated promotions and program implementations added visibility to our brands, and March room revenue was approximately the same as last year's results. However, the economy remains sluggish, and though we are encouraged by March results, we need additional indicators before we can identify any positive long-term trends."

Revenue in TicketsWest, the Company's entertainment division, increased 31.4% during the quarter, from $2.0 million in the first quarter of 2002 to $2.6 million in same period of 2003. Increased revenue was a result of a higher revenue generating mix of ticketed events and additional venues served by the Company. Operating profit margins decreased during the quarter, from 27.0% of revenue in the first quarter of 2002 to 15.8% in the same quarter of 2003, primarily due to higher call center expenses as well as increased marketing expenses.

During the quarter, TicketsWest announced a number of new venue contracts in Seattle, Yakima and Tri-Cities, Washington and re-branded its Oregon operation from the name Fastixx to TicketsWest. TicketsWest acquired Fastixx in 1999, leaving the name in place. As the division continues its expansion, it will leverage the TicketsWest name. The Oregon area re-branding follows similar efforts in Colorado and Eastern Washington. All entertainment ticketing provided by the Company now operates under TicketsWest.

Revenue in the Real Estate division declined $170 thousand during the quarter, from $2.5 million in the first quarter of 2002 to $2.3 million in the comparable period of 2003. The revenue decline was primarily due to the sale of an office building in March 2002. Prior to the sale, during the first quarter of 2002 the office building generated more than $455 thousand in revenue. Excluding this revenue from the 2002 results, revenue in the division increased 14.1%, from $2.0 million to $2.3 million.

"We spent a good part of 2002 preparing for the many changes that occurred during the quarter," said Arthur Coffey, President and CEO. "We're excited to have our re-branding completed and to be operating our central reservations with technology that provides the functionality to manage our inventory more efficiently and effectively. The cutover to our new software platform was successful and our Company is positioned well as we look toward the summer months."

The Company remains focused on managing its balance sheet and reducing outstanding debt. Interest expense declined 7.8% during the quarter, from $2.9 million to $2.6 million, primarily due to lower interest rates charged on the Company's variable rate debt. The Company continues the process of refinancing the majority of debt outstanding on its revolving credit facility to non-recourse fixed rate debt in an effort to lock in favorable interest rates. The Company also continues to market non-core assets held for sale. During the quarter, the Company had a positive $1.9 million of net cash provided by operating activities and expects higher amounts in the second and third quarters, as the first and fourth quarters are typically the lowest revenue quarters of the year due to seasonality.

WestCoast Hospitality Corporation owns, manages and franchises and develops hotels providing care, comfort and value. Red Lion Hotels and WestCoast Hotels focus on serving business, convention and leisure travelers in first, second and third tier markets. WestCoast provides entertainment services through TicketsWest, including event ticketing for venues in the United States and Canada, and aggregates content for travel and entertainment that is sold in real-time at its www.ticketswest.com website. TicketsWest also includes WestCoast Entertainment, a Broadway and special event presenting company. G&B Real Estate Services is the real estate division of WestCoast Hospitality
Corporation and owns and manages commercial and residential properties. Registered trademarks of WestCoast Hospitality Corporation and its affiliates protect the use of "WestCoast", "Red Lion", "TicketsWest" and "G&B" and various derivatives of those usages.

This press release contains forward-looking statements with the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property and managing and leasing properties owned by third parties; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company's annual report on Form 10K for the 2002 fiscal year and other matters disclosed in the documents filed by the Company with the Securities and Exchange Commission.


WestCoast Hospitality Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands)

                                                          Three months ended March 31,
                                                              2003           2002        $ Change      % Change
                                                         ---------------------------------------------------------

Revenues:
 Hotels & restaurants                                      $ 34,096       $ 37,205      $ (3,109)       -8.4%
 Franchise, central services and development                  1,089            751           338        45.0%
 TicketsWest                                                  2,601          1,979           622        31.4%
 Real estate division                                         2,302          2,472          (170)       -6.9%
 Corporate services                                              88             62            26        41.9%
                                                         -----------------------------------------

 Total revenues                                              40,176         42,469        (2,293)       -5.4%
                                                         -----------------------------------------

Operating expenses:
 Hotels & restaurants                                        32,631         34,520        (1,889)       -5.5%
 Franchise, central services and development                    479            451            28         6.2%
 TicketsWest                                                  2,190          1,444           746        51.7%
 Real estate division                                         1,217          1,212             5         0.4%
 Corporate services                                              77             48            29        60.4%
 Depreciation and amortization                                2,607          2,717          (110)       -4.0%
 (Gain)/loss on asset dispositions including recoveries         332         (3,011)        3,343       111.0%
 Conversion expenses                                            288              1           287     28700.0%
                                                         -----------------------------------------

 Total direct expenses                                       39,821         37,382         2,439         6.5%

 Undistributed corporate expenses                               740            572           168        29.4%
                                                         -----------------------------------------
 Total expenses                                              40,561         37,954         2,607         6.9%
                                                         -----------------------------------------

Operating income/(loss)                                       (385)          4,515       (4,900)      -108.5%

Other income/(expense):
 Interest (expense)                                         (2,642)        (2,867)         (225)        -7.8%
 Interest income                                                104             42            62       147.6%
 Other income/(expense)                                          19            (3)            22       733.3%
 Equity income/(loss) in investments                             58           (28)            86       307.1%
 Minority interest in partnerships                              112            (5)           117      2340.0%
                                                         -----------------------------------------

Income/(loss) before income taxes                           (2,734)          1,654       (4,388)      -265.3%

Income tax (benefit)/expense                                  (965)            584       (1,549)      -265.2%
                                                         -----------------------------------------

Net income/(loss)                                           (1,769)          1,070       (2,839)      -265.3%

Preferred stock dividend                                      (640)           (646)          (6)        -0.9%
                                                         --------------------------------------------

Net income/(loss) to common shareholders                  $ (2,409)          $ 424     $ (2,833)      -668.2%
                                                         ============================================

EBITDA (1)                                                $  2,554           $ 4,221   $ (1,667)       -39.5%
EBITDA % of revenues                                          6.4%              9.9%

(1) Represents income before income taxes, interest expense and income, depreciation and amortization, other income/(expense), gain/(loss) on asset disposal, minority interest and equity income/(loss) in investments. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by generally accepted accounting principles. While not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to similarly titled measures of other companies, EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the Company's ability to service debt.
EBITDA is not necessarily available for management's discretionary use due to restrictions included in the Revolving Credit Facility and other considerations.
For additional details refer to EBITDA reconciliation.

WestCoast Hospitality Corporation
Earnings Per Share and Hotel Statistics
(unaudited)

                                                        Three months ended March 31,
                                                           2003                 2002          $ Change       % Change
                                                        ---------------------------------------------------------------------------
Net (loss)/earnings per share:
     Basic                                               $ (0.19)               $ 0.03
     Diluted                                             $ (0.19)               $ 0.03

Weighted average shares - basic                          12,992,341             12,970,473
Weighted average shares - diluted                        12,992,341(a)          13,322,834

Hotel Statistics:

     Combined (owned, managed and franchised) (1)

         Average Occupancy (2) (5)                       50.3%                  50.1%
         ADR (3)                                         $ 70.62                $ 74.73      $ (4.11)        -5.5%
         RevPAR (4) (5)                                  $ 35.50                $ 37.41      $ (1.91)        -5.1%


(a)  Options and operating partnership units were anti-dilutive.

(1) Includes hotels owned, managed and franchised for greater than one year by WestCoast Hospitality Corporation.

(2) Average occupancy represents total paid rooms occupied divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(3) Average daily rate (ADR) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4) Revenue per available room (RevPAR) represents total room and related revenues divided by total available rooms, net of rooms out of service due to significant renovations.

(5) Rooms under renovation were excluded from RevPAR and average occupancy percentage. Due to the short duration of renovation, in the opinion of management, excluding these rooms did not have a material impact on RevPAR and average occupancy.

WestCoast Hospitality Corporation
Consolidated Balance Sheet at March 31, 2003
(unaudited)
($ in thousands, except share data)


Assets:
    Current assets:
      Cash and cash equivalents                                          $ 4,480
      Accounts receivable, net                                             9,269
      Inventories                                                          1,905
      Assets held for sale                                                34,517
      Prepaid expenses and other                                           4,075
                                                                    ------------
           Total current assets                                           54,246

    Property and equipment, net                                          241,174
    Goodwill                                                              28,042
    Intangible assets, net                                                14,991
    Other assets, net                                                     20,593
                                                                    ------------

           Total assets                                                $ 359,046
                                                                    ============

Liabilities:
    Current liabilities:
      Accounts payable                                                   $ 6,289
      Accrued payroll and related benefits                                 5,731
      Accrued interest payable                                               705
      Advance deposits                                                       363
      Other accrued expenses                                              10,756
      Notes payable to bank                                               54,300
      Note payable                                                         1,800
      Long-term debt, due within one year                                  4,977
      Capital lease obligations, due within one year                         169
                                                                    ------------
           Total current liabilities                                      85,090

    Long-term debt, due after one year                                   100,225
    Deferred revenue                                                       2,554
    Deferred income taxes                                                 16,611
    Minority interest in partnerships                                      2,799
                                                                    ------------
           Total liabilities                                             207,279
                                                                    ------------

Stockholders' equity:
    Preferred stock - 5,000,000 shares authorized;  $0.01 par value
      602,630 shares issued and outstanding                                    6
    Additional paid-in capital, preferred stock                           30,125
    Common stock - 50,000,000 shares authorized; $0.01 par value;
      12,994,163 shares issued and outstanding                               130
    Additional paid-in capital, common stock                              84,143
    Retained earnings                                                     37,363
                                                                    ------------
           Total stockholders' equity                                    151,767
                                                                    ------------

           Total liabilities and stockholders' equity                  $ 359,046
                                                                    ============


WestCoast Hospitality Corporation
Consolidated Statement of Cash Flows
Three Months Ended March 31, 2003
(unaudited)
($ in thousands)

Operating activities:
      Net loss                                                                                        $ (1,769)
      Adjustments to reconcile net income to net cash
          provided by operating activities:
          Depreciation and amortization                                                                  2,607
          Loss on disposition of property and equipment and other assets                                   332
          Deferred income tax provision                                                                    350
          Minority interest in partnerships                                                               (112)
          Equity in investments                                                                            (58)
          Compensation expense related to stock issuance                                                     5
          Provision for doubtful accounts                                                                  111
          Change in current assets and liabilities:
             Accounts receivable                                                                           139
             Inventories                                                                                   135
             Prepaid expenses and other                                                                 (1,345)
             Accounts payable                                                                             (484)
             Accrued payroll and related benefits                                                         (442)
             Accrued interest payable                                                                       10
             Other accrued expenses and advance deposits                                                 2,427
                                                                                                 ------------------

                  Net cash provided by operating activities                                              1,906
                                                                                                 ------------------
Investing activities:
      Additions to property and equipment                                                               (2,658)
      Proceeds from disposition of property and equipment                                                    5
      Other, net                                                                                           136
                                                                                                 ------------------

         Net cash used in investing activities                                                          (2,517)
                                                                                                 ------------------

Financing activities:
      Proceeds from note payable to bank                                                                22,200
      Repayment of note payable to bank                                                                (20,000)
      Proceeds from short-term debt                                                                      1,800
      Repayment of long-term debt                                                                         (893)
      Proceeds from issuance of common stock under
       employee stock purchase plan                                                                         55
      Preferred stock dividend payments                                                                   (646)
      Principal payments on capital lease obligations                                                      (99)
      Additions to deferred financing costs                                                                (27)
                                                                                                 ------------------

         Net cash provided by financing activities                                                       2,390
                                                                                                 ------------------

Change in cash and cash equivalents:
      Net increase in cash and cash equivalents                                                          1,779
      Cash and cash equivalents at beginning of period                                                   2,701
                                                                                                 ------------------

      Cash and cash equivalents at end of period                                                       $ 4,480
                                                                                                 ==================



The following is a reconciliation of EBITDA to its comparable measurement in accordance with generally accepted accounting principles for each of the periods presented ($ in thousands):

                                                         Period ended March 31,
                                                         2003             2002
                                                  -----------------------------------
EBITDA                                                 $ 2,554          $ 4,221
 Income tax provision                                      965             (584)
 Deferred income tax provision                             350              100
 Interest expense                                      (2,642)          (2,867)
 Interest and other income, net                            123               39
 Other non-cash operating activities                       116              102
 Change in working capital accounts                        440            5,368
                                                  -----------------------------------
Net cash provided by operating activities              $ 1,906          $ 6,379
                                                  ===================================

Exhibit 99.2

First Quarter 2003 Earnings Release Conference Call

WESTCOAST HOSPITALITY CORPORATION

May 1, 2003
10:00 a.m. PT

Moderator
Thank you for standing by. Welcome the First Quarter 2003 Earnings Release Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session with instructions given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Mr. Art Coffey, President and CEO. Please go ahead.

A. Coffey
Good morning, everyone. Thank you for joining us for this first earnings call for the fiscal year of 2003, and my first as the President and CEO. I'm very honored to be selected to lead the company at this very important and dynamic stage in WestCoast Hospitality's history. We owe a great deal of honor and thanks to Don Barbieri for his leadership that he's provided to the company for decades. Don will continue to be a great resource and advisor to the company, as the Chairman of the Board.

As part of the succession process, we have named Peter Hausback, as the Vice President and Chief Financial Officer, who will take on my former duties. Peter started with the company last year, as the Controller and Principle Accounting Officer. He has an excellent background and previously was CFO with two other publicly traded companies. He also has extensive experience in the food and beverage areas of the hospitality business. I'm very pleased to have a professional of this character, education, and practical background. He has also clearly demonstrated the ability to deliver on excellence, and Peter will be giving you an overview of the financial performance for the quarter and will be available for questions at the end of the call.

Also with us is Sharon Sanchez, Executive Vice President of the hotel operations. She will also be giving us an update on the major initiatives and operating results for the hotel division. But before I ask Sharon to give you the hotel division update, I want to give you an overview of what we've been seeing as trends in our business and our strategy to capitalize on our strength.

During the quarter we concluded transitioning over 20 hotels to the Red Lion brand. There are currently 63 Red Lion hotels, which bring it to the largest number of hotels under the flag in its history. We have dramatically strengthened the brand penetration, which is now in 13 states and provinces. The average size of a Red Lion hotel is approximately 170 rooms with 7,300 square feet of meeting space. We believe that the Red Lion brand will add value to these properties, because it's going to expand the reach of the consumer awareness.

The expansion of the brand penetration, with these zone properties, should also had to the attractiveness of the Red Lion brands for third party hotel owners and asset managers. Our goal is to continue to expand the brand reach, with high-quality, three-diamond, full-service hotels that serve a well-balanced mix of group, corporate, and leisure travelers.

In order to better serve both the Red Lion and the WestCoast branded hotels, in the first quarter, we also completed the installation of the new Micro Scidelio Opera Reservation System. This system combines the network of all of our hotels, both WestCoast and Red Lion branded properties, into one system to enhance cross selling, revenue management, GDS, and EDS distribution. This provides our company with a very solid system that will serve to drive the revenue for the company in a technology-advanced manner.

Customer demand in the hotel division has been impacted by a weak economy, and it appears to have been hindered by the repeated terrorism warnings and war. While these threats have diminished in recent weeks, it's too early to have a good indication at how the ongoing business trends will be affected. We have not been providing earnings guidance until we see these trends stabilize and become more predictable.

We do believe we are well positioned with our locations and products to capitalize on the leisure market this summer. Our marketing programs will focus on stimulating the leisure consumer demand, as we go into this lucrative season. You are probably aware that the first and fourth quarters are our low seasons, and the second and third are, historically, the most profitable.

In Tickets West, it continues to grow its market reach, and added two new venues in the quarter that it will serve as the exclusive ticket distribution seller. Both of these venues are in markets, where we have multiple hotels, which will make it exciting to see how we can capitalize and leverage on the leisure and entertainment packages that these properties can offer.

The real estate division had year-on-year revenue declines, but that's really all because of the impact of the sale of the WHC building. For former results with that building's income excluded, the real estate division grew revenues by over 14%. We are continuing with our strategy to market our own commercial real estate to capture the equities from these assets. At the same time, we intend to expand on the base of management and leasing contracts for third-party owners.

Our focus on operating activities for this year is to concentrate on six primary areas that impact each of the three divisions. These included: guest experience, where we will excel in our delivery systems and enhance what really counts, which is the customer's satisfaction; organic growth and franchise expansion, our goal is to leverage the assets we currently own to deliver increased profits and build on the brand's strength; we continue to build on the team's spirit and culture, company-wide; and associate development through formalized mentoring and customer-focused training programs; technology enhancements that have a solid return on investment through enhancing customer service; marketing penetration; cost control; and physical asset improvement plans that will provide for the long-term investment returns and enhance the brand consistency.

We have a great team that's working on these issues every day and we'll continue to stay focused on making sure we are adding value to the company for the long-term, bottom-line results. The quarter had a tough year-on-your net income comparison, because of the sale of the WHC building, Salt Lake City Olympics in 2002, and the one-time rebranding activities of 22 hotels that was completed in this year. I'm very proud, however, of the team, how it was proactive in controlling costs in the tough economy and continue to position the company for an improving economic environment. As we go into the next two quarters, we're optimistic that the easing of the geo political tension will add a stimulus to the travel demand.

I've asked Sharon Sanchez, our Executive Vice President of hotel operations, to give more detail on the division's performance. Sharon.

S. Sanchez
Thanks, Art. Good morning, everybody. I appreciate the time to make just a few comments about our performance in the first quarter. As Art mentioned, it was an extremely busy time for us with the rebranding, the reservation system implementation, and the promotions that surrounded the events. Fortunately, we've seen some initial positive marketplace impact in our rebranded hotels, especially in rate, and the promotions had a good response. The Team Red community outreach program that we initiated in conjunction with the rebranding is up and running, and has created some great enthusiasm in the hotels and in the communities we serve. We also successfully merged our frequency programs to the new Guest Awards Platform that we had mentioned before, on several other calls, that include the well-received meeting planner component to attract and retain meeting planners.

And, of course, like most of the industry, we struggled in revenues overall. For the quarter, in our own hotels, we were down to prior year in both room nights and rate, but when we removed the Olympics impact, rate was mostly flat to prior years. So that shows our ability to hold our own in this economy in rate. Our room night shortfall was mostly in the group and leisure and non-qualified corporate transient segments, but we saw good, qualified corporate and government volumes compared to last year. We've maintained the success in securing and retaining contractor base business in our hotels.

We also have, at minimum, maintained our market share overall, which is extremely encouraging. As Art indicated, we're hopeful that anticipated trends for more backyard leisure travel will, in fact, come to fruition, and we're poised to promote and capture this business this summer. We're also intensely focused on streamlining the way we operate the electronic booking channels for optimum performance, which is obviously a big going concern in our industry these days.

Cost control was also paramount in the first quarter. We joined many of our peers with some aggressive initiatives to insure operating margins were maintained in light of the lighter revenue stream. The hotels performed extremely well and deserve an enormous amount of credit for their ongoing efforts. Cost per occupied room was below last year. Food profit margins exceeded last year, and all of the departments were in line. The industry standard, 50% flow-through of revenue shortfalls, was substantially exceeded at both the GOP and EBITDA levels. So we're extremely proud of their results.

Now that the integration of the Red Lion and the WestCoast, and so many major initiatives are complete we're working diligently to insure we're fine-tuning our resources and using them to their fullest. That's our number one focus right now. Our teams are energized, dedicated to operating differently, which is a requirement in these dynamic times. We believe there's a lot of opportunity ahead of us.

Again, I appreciate the opportunity to share this information on behalf of the operations team today, and I'll turn the call over to Peter Hausback, VP and Chief Financial Officer, for further comments. Peter.

P. Hausback
Thank you, Sharon. I would like to take a few minutes to highlight some key financial areas for you. First of all, I would like to summarize the quarter versus quarter EPS impact, as a result of the three primary financial changes discussed in the earnings release. Number one, the sale of the WestCoast office building impacted EPS in the first quarter of 2002, by a positive $0.15.

The second item, rebranding costs in the first quarter of 2003, which included both the non-cash write off of old signage, along with the conversion expenses, negatively impacted EPS by $0.04. The third item that affected EPS was a non-recurring impact from the Olympics in Salt Lake City last year. Even with strong current quarter sales we could not make up for last year. The resulting EPS impact was $0.03. These three factors accounted for a decrease of $0.22 in the EPS between the two quarters.

Even within a very difficult economy, during the first quarter, we were able to generate $1.9 million in net cash flow from operations, and as a result, we increased our cash on hand. The first quarter is typically one of the weakest quarters, due to seasonality. During the first quarter we invested $2.7 million back into property and equipment, which included the central reservation system and signs for the newly rebranded hotels.

In addition to strong cash flow, our debt service coverage ratios remain very strong. During a quarter, which saw a continual slump in the economy, along with the war in Iraq, each of the operating divisions generated a profit. On a quarter-on-quarter comparison, the hotel division's operating margins dropped 2.9% but they improved significantly from the last quarter.

The franchise and central services group's margins remain consistent at 39%, and the operating margins for Ticket West were at 16% compared to 27% last year. This decrease was primarily due to higher call center costs and increased marketing and advertising, in both existing and new markets. Lastly, the real estate division continues to generate consistent and solid cash flow for the company. The real estate margins remain very strong, at 47% versus 51% in the prior year.

Some of the specific areas that we are focusing on include: One is a continual focus on cost controls throughout each division, without impacting the high quality of our business; second, is a focus on reducing debt, as we proceed through the year; next, we continue the process of refinancing the majority of our debt outstanding on our revolving credit facility into non-recourse fixed debt to lock into lower interest rates. Upon completion of the refinancing our current ratio will improve significantly. Lastly, another focus continues to be the sale of various non-core assets. With a future anticipated sale of various assets, our cash position will continue to improve. The cash will provide us various opportunities for not only paying down debt, but will be used for other corporate purposes.

At this time, I would like to open up the call for any questions.

Moderator
e have a question from the line of William James with Mayer Investment. Please go ahead.

W. James
Peter, could you just give us the trailing 12 months EBITDA?

P. Hausback
I'll look for that.  I know I have it here.

W. James
You're reticent to give us 2003 EBITDA projected?

A. Coffey
We're not prepared to start giving guidance for the year until we see some of this economy and the effect that it's settling down a little bit, so it's a little bit more predictable.

W. James
Okay.

P. Hausback
I'll have to get back to you.  I don't have it in front of me right now.

W. James
Okay.  Thanks.

Moderator
Thank you. We have a question from the line of David Lobe with FBR. Please go ahead.

D. Lobe
I have just a couple questions. Can you give us a read on the Red part performance for April, and any changes from the trend in March?

S. Sanchez
The Red part performance in April is not looking as strong as March. We are seeing a down turn. And talking to our peers, many of them are. Of course, a lot of companies have cited the impact of Easter, year-on-year, and things like that, and we're certainly seeing some of those variations as well. But really what we're seeing is just simply softer demand.

D. Lobe
Sharon, I know this is a squishier subject, but now that the rebranding is done and the initiatives are done, are you feeling any impact or seeing any booking trends that are showing you the benefit of having the Red Lion name on these hotels?

S. Sanchez
We are. As I mentioned in my opening remarks, one of the things that we have seen, we're tracking on a weekly basis, specifically the rebranding hotels, but all of them we're really focused on the rebranding hotels to check how we're capturing share in the marketplace, both in terms of occupancy and rate, pre rebranding and post rebranding in those specific hotels. And we are seeing some positive impact, especially as it relates to rate. We are seeing some positive impact in occupancy, but our occupancy has always been fairly close to our competitors in that regard. It's rate that we've really been focused on.

So, yes, we have seen some definite positive impact. We saw some great impact in demand in March, but we also had quite a few promotions running due to the rebranding, and so that has tapered off to what we believe is fairly normal levels now. Call volumes may be continuing to pace up a little bit, but our conversion, still people shopping around a lot. Closure is maybe not as significant as it was. Then in the non-rebranded hotels, one of the benefits that you have too when you now have more of a mass of one brand of hotel is that we've implemented some rate initiatives, now that we can bolster some confidence in those hotels to charge a little bit more, and we're starting to see some impact there as well. So we really do believe like we're starting to get the gain out of the rebranding.

D. Lobe
I was actually going to ask if you were seeing it in the hotels that were previously Red Lion, so thank you for answering that. The hotel in Bellevue, which rebranded earlier than the others seemed to be a bit of a special case, but do you think that some of the other rebranded hotels will follow, at least, a similar path if not quite such an extreme benefit?

S. Sanchez
That was an extreme benefit for a lot of reasons. It happens to be just a very well placed hotel in that marketplace, and it's a great asset that was cast in terms of what it could charge in rate with their previous brand. So it did have some special circumstances. However, it also is dead center in a marketplace that Red Lion was extremely strong in and they have received just phenomenal results, as you say. We have also seen some of that same response in Salt Lake. We've seen some of it in Olympia. We have seen it in some of our other markets.

We know that we potentially are seeing it in Seattle, but unfortunately, Seattle is such a down market and it is so dynamic right now it's really hard to tell what the effects are there. But certainly, we are seeing it in other locations as well.

D. Lobe
Great.  Thank you.

Moderator
Thank you. We have a question from the line of Dale Benson with Benson and Associates. Please go ahead.

D. Benson
Most of them have been answered, but I'm just kind of curious how come margins in Ticket West were down versus a big increase in revenue? And secondly, you said April is not as strong as March. Do you have any forward bookings? Do you have anything like that that would indicate strength coming in the summer?

A. Coffey
Let me take this last one, just for a second. Dale, this is Art. In the Tickets West area, it's really in three primary categories. One is in the mix of the business, as far as the amount between actual events that were presented by WestCoast entertainment, and the costs associated with those. The operating margins are not quite as attractive on those particular events. But then, also, we increased the advertising for the system wide in some of our markets a little bit more aggressive than what we have in the previous year on the year-to-year comparison. And our call center expenses were up. So those are kind of the three primary areas. We think that the cost control of those margins going forward that some of those are anomalies and we'll get those back in line.

D. Benson
Okay.

S. Sanchez
Dale, I'll go ahead and respond to your other question about how we feel about the marketplace coming into summer. We're encouraged in some regards. We're certainly still fighting for group pace, and to stay on group pace for the year. We haven't lost any ground, but we haven't gained any either, which we consider in this economy as probably .... Our third party  providers in the group segment are saying that they're seeing 30% to 40% shortfall in pick ups. We're seeing about 14%. So we compare that we maybe are encouraged by that.

In terms of the transient segment, it's somewhat anybody's guess. We, actually, in spite of what the industry saw in the first quarter in terms of leisure business, we actually believe we saw some decline in the leisure business in the first quarter where some of our peers saw an increase. We believe that's somewhat marketplace driven, our markets saw that, and we don't have some of those big leisure destination locations that might get that winter traffic. A lot of our leisure locations you don't really go to in the wintertime. Just like everybody else, I think we're waiting to see.

Booking patterns have shortened up significantly. So we're ready to respond very quickly and very aggressively, as the marketplace changes. As Art said, we have some great leisure advertising that's going to break and some really good placements. We've saved up a little bit to have maybe a better push in the early summer than we otherwise would have. And so we're still encouraged that backyard leisure travel is going to be strong for us in the summer.

D. Benson
The strategy, from the very beginning, was not to butt heads with some of the bigger players in the industry and be in those markets where you probably play a dominant role. I'm just curious if that's still the case.

S. Sanchez
It is. April, it's always a volatile month in the industry. It's always been a good group month. Unless you have group business it could go either way. And we know that with the way that everything has gone in the economy and with the world, some of that segment hasn't been as strong. So we don't necessarily consider April a good benchmark.

D. Benson
Okay.  Thank you.

Moderator
Thank you.  Mr. Coffey, there are no question in queue.  Please continue.

A. Coffey
Thank you for joining us for the call today. You should know that we have a dedicated team, very experienced managers that have a proven ability to manage in difficult economic environments. But even more impressive to me is that this team is clearly focused on delivering the long-term results and to continue to position the company as a strong competitor. And we're ready to leverage all of our excellent resources, or excellent assets that we have for the upside, as this economy begins to improve.

We look forward to seeing you, as many of you as possible, at our annual shareholders meeting. That's going to be held on May 16th, at 9:00 a.m., at the Red Lion at the Park in Spokane. Thank you very much.

Moderator
Thank you, ladies and gentlemen. That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.